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                                   FIRST FUNDS

                                 Code of Ethics
                    (Amended and Restated on December 5, 1994
                              and December 6, 1995)

                                 August 23, 2000

         1. Purposes.

         This Code of Ethics has been adopted by the Board of Trustees of First Funds in accordance with Rule 17j-1(b) under the Investment Company Act of 1940 (the "1940 Act"). Rule 17j-1 under the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The Code of Ethics is intended to reflect the following general fiduciary principles governing personal investment activities by Fund Access
Persons: (a) the duty at all times to place the interests of the Fund's shareholders first; (b) the requirement that all personal securities trades be conducted in a manner consistent with the provisions of this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or abuse of a position of trust and responsibility; and (c) that Fund investment personnel should not take advantage of their positions.

         The purpose of this Code of Ethics is to provide regulations and procedures which, consistent with the 1940 Act and the foregoing fiduciary principles, give effect to the following general prohibitions set forth in Rule 17j-1(a):

         (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company:

         (i) to employ any device, scheme or artifice to defraud such registered investment company;

         (ii) to make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (iii) to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or


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         (iv) to engage in any manipulative practice with respect to such registered investment company.

         2. Definitions.

         (a) "Access Person" means any trustee, director, officer, general partner or Investment Personnel of the Fund.

         (b) "Adviser" means any entity engaged by the Fund to act as investment advisor (including sub-advisors) with respect to one or more of the Fund's Portfolios and which is required by the Rule to maintain a code of ethics with respect to the Fund's investments.

         (c) "Beneficial Ownership" is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. "Beneficial Ownership" includes accounts of a spouse, minor children and relatives resident in the Access Person's home, as well as accounts of another person if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains therefrom benefits substantially equivalent to those of ownership. Access Persons should contact the Compliance Officer regarding any questions they have concerning what constitutes Beneficial Ownership.

         (d) "Compliance Officer" means the person acting pursuant to delegated authority from the Fund's Board of Trustees, who administers this Code of Ethics.

         (e) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

         (f) "Disinterested Director" means a trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

         (g) "Fund" means First Funds, including all of its Portfolios.

         (h) "Investment Personnel" means (i) any employee of the Fund, or of any company in a Control relationship to the Fund, who, in connection with his or her regular functions or duties, performs the functions of portfolio manager, research analyst or trader, or makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund who provides or obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security, other than a natural person who is required, or whose employer is required, to have a code of ethics which complies with the requirements of the Act and Rule 17j-1 promulgated thereunder, to which such person and the person's personal trading activities are subject (in which case the Fund's Code of Ethics would not also be applicable to such person).

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         (i) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

         (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the U.S. Government, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements. Any questions as to whether a particular investment constitutes a "Security" should be referred to the Compliance Officer.

         (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

         3. Prohibited Transactions. (a) No Investment Personnel of the Fund shall acquire Securities in an initial public offering where no public market for such Securities previously existed. Further, no Investment Personnel of the Fund shall acquire Securities in a private placement Limited Offering unless such person shall have obtained the express prior approval of the Compliance Officer to any such purchase. In determining whether to grant or deny such approval, the Compliance Officer should take into account, among other factors, whether the investment opportunity should be reserved to the appropriate Portfolio of the Fund and whether the opportunity is being offered to an individual by virtue of such person's position with the Fund.

         (b) No Access Person, other than trustees and officers of the Fund who are not employees of the Adviser, shall execute a securities transaction in a Security being actively considered by the Adviser or any Investment Personnel of the Adviser for recommendation to the Fund for purchase or sale, or execute a securities transaction on a day during which any Portfolio of the Fund has a pending "buy" or "sell" order in that same Security until that order is executed or withdrawn; (i) no Investment Personnel of the Fund shall buy or sell a Security within at least seven (7) calendar days before and after a Portfolio of the Fund that he or she has actual knowledge of trades in that Security, except that this provision does not apply to "same way" trades following a Fund transaction. Any profits realized on trades within the proscribed periods shall be required to be disgorged as directed by the Compliance Officer. The Compliance Officer may grant exceptions to this prohibition in whole or in part upon such conditions as the Compliance Officer may impose if the Compliance Officer determines that no harm resulted to the Fund and that to require disgorgement would be inequitable or result in undue hardship to the individual who entered into the transaction.

         (c) These prohibitions apply to any purchase or sale by any Access Person of any convertible Security, option or warrant or any Security of a different class of any issue whose underlying or other class of Securities is being actively considered for recommendation to, or are purchased, sold or held by the Fund or other accounts within the seven (7) days preceding the Access Person's transaction.

         (d) No Investment Personnel of the Fund shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days. Any profits

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realized on such short-term trades shall be required to be disgorged. The
Compliance Officer may grant exceptions to this prohibition in whole or in part upon such conditions as the Compliance Officer may impose, if the Compliance Officer determines that no harm resulted to the Fund and that to require disgorgement would be inequitable or result in undue hardship to the individual who entered into the transactions.

         (e) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding Securities transactions by the Fund or under consideration by the Fund or the Adviser of any such Securities transaction.

         (f) No Access Person shall recommend or otherwise attempt to cause any Securities transaction by the Fund, or participate in any investment decision concerning particular Securities, without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation
(i) his or her direct or indirect Beneficial Ownership of any Securities of such issuer, (ii) any contemplated transaction by such Access Person in such Securities, (iii) any position with such issuer or its affiliates, or (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such Access Person or any party in which such Access Person has a significant interest, on the other; provided, however, that, in the event the interest of such Access Person in such Securities or issuer is not material to his or her personal net worth and any contemplated transaction by such Access Person in such Securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the Securities generally, such Access Person shall not be required to disclose his or her interest in the Securities or issuer thereof in connection with any such recommendation or participation.

         (g) No Investment Personnel of the Fund shall receive any gift or other thing of more than de minim is value from any person or entity that does business with or on behalf of the Fund.

         (h) No Investment Personnel shall serve on the board of directors of publicly traded companies, absent prior authorization from the Compliance Officer based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. In the event board service is authorized, Investment Personnel serving as directors shall be isolated from those making investment decisions through "Chinese Wall" or other appropriate procedures.

         (i) Any exceptions granted by the Compliance Officer shall be reported by such Officer to the Board of Trustees at their next regularly scheduled meeting, together with an explanation of the exception granted and the reasons therefor.

         4. Preclearance of Securities Transactions.

         No Access Person, other than trustees and officers of the Fund who are not employees of the Adviser, shall purchase or sell, directly or indirectly, any Security or derivative thereof in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. This prohibition shall not apply to:

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         (a) purchases or sales affected in any account over which the Access
Person has no direct or indirect influence or Control;

         (b) purchases or sales of Securities of an issuer, none of whose Securities are eligible for purchase or sale by any Portfolio of the Fund;

         (c) purchases or sales which are nonvolitional on the part of either the Access Person or the Fund;

         (d) purchases which are part of an automatic dividend reinvestment plan;

         (e) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

         (f) purchases or sales which receive the prior approval of the Compliance Officer because they are only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, held or sold by the Fund.

         5. Reporting.

         (a) Except as set forth in Section 5(b) hereof, every Access Person shall report to the Compliance Officer the information described in Section 5(c) of this Code and as reflected on Exhibit A hereto with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security including, but not limited to, transactions regarding which clearance has been obtained pursuant to Section 4 above ("Transaction Report"); provided, however, that an Access Person shall not be required to make a Transaction Report with respect to transactions effected for any account over which such Access Person does not have direct or indirect influence or Control.

         (b) A Disinterested Director of the Fund need only report a transaction in a Security if such Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the fifteen (15) day period immediately preceding or after the date of the transaction by the Disinterested Director, such Securities were going to be purchased or sold by the Fund or such purchase or sale was going to be considered by the Fund or the Adviser for purchase or sale of the Fund.

         (c) Every Transaction Report shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was affected, and shall contain the following information:

         (i) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

         (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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         (iii) the price at which the transaction was effected; and

         (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

         (d) All Investment Personnel Access Persons shall disclose to the Compliance Officer, in writing, all personal Securities holdings within sixty
(60) ten (10) days after commencement of employment ("Initial Holdings Report"), and thereafter on an annual basis no later than February 28 of each year ("Annual Holdings Report").

         (e) An Access Person may satisfy his or her requirements hereunder for the Transaction Reports by having his or her brokerage firm send contemporaneous duplicate copies of all statements and confirmations to the Compliance Officer.

         (f) Any such report required by this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

         (g) All Access Persons under a duty to file a quarterly the reports required by this Section 5 shall be informed of such duty by the Compliance Officer of the Fund. Once informed of his or her duty to file a quarterly the reports required by this Section 5, the Access Person shall file all required reports in a timely manner, until notified otherwise. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five (5) year period following the end of the fiscal year in which the report was made.

         (h) Investment Personnel who have been authorized to acquire Securities in a Limited Offering private placement are required to disclose that investment when they play a part in the Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase Securities of the issuer should be subject to an independent review by Investment Personnel with no personal interest in the issuer.

         6. Review of Reports.

         The Compliance Officer shall compare the reported personal Securities transactions of Access Persons with Transaction Reports, Initial Holdings Reports and Annual Holdings Reports with completed transactions of the Fund and with any transactions contemplated to be effected for the Fund by any Adviser to determine whether a violation of this Code may have occurred. Before making any determination that a violation has or may have been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material. If the Compliance Officer determines that a violation of this Code has or may have occurred, he shall submit a written determination, together with any appropriate supporting documentation and any additional explanatory material provided by the individual, to the President of the Fund.

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         No person shall participate in a determination of whether he or she has committed a violation of the Code or in a determination of the sanction to be imposed on him or her as a result of such violation. If a Securities transaction of the President is under review, the Disinterested Directors shall follow the procedures required herein in lieu of the President.

         By no later than the Board of Trustees meeting next following the expiration of thirty (30) days after the end of each calendar quarter, the Compliance Officer and the President shall provide a report to the Fund's Board of Trustees informing them of any violations of this Code of Ethics that have or may have been committed.

         7. Sanctions.

         Upon discovering a violation of this Code, the Board of Trustees of the Fund may impose such sanctions as a majority thereof deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator if an employee of the Fund.

         8. Annual Code of Ethics Review. (a) All Access Persons shall certify in writing to the Compliance Officer annually that they have read and understand this Code of Ethics and recognize that they are subject thereto. Further, Access Persons shall certify in writing to the Compliance Officer annually that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all transactions required to be disclosed or reported pursuant to this Code of Ethics.

         (b) The Fund's Compliance Officer shall prepare an annual report to the Fund's Trustees that (i) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year; (ii) identifies any violations requiring significant remedial action during the past year; and (iii) identities any recommended changes in existing restrictions or procedures based upon the Fund's experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations; and, (iv) certifies that the Fund has adopted procedures reasonably necessary to prevent violation of the Code of Ethics by Access Persons.




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ACKNOWLEDGMENT OF RECEIPT
OF CODE OF ETHICS


I acknowledge receipt of the Code of Ethics for First Funds, as adopted December 6, 1995 August 23, 2000, and understand that my personal securities transactions are subject to its terms. I certify that to the best of my knowledge I have complied with the terms of the Code of Ethics during the last year.


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